UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
 Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported) March 31, 2005

EMISPHERE TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	1-10615	13-3306985

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

765 Old Saw Mill River Road Tarrytown, New York		10591

(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (914) 347-2220

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01          ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

Placement Agency Agreement

          On March 31, 2005, Emisphere Technologies, Inc. (the “Company”) entered into a Placement Agency Agreement (the “Agreement”) with Harris Nesbitt Corp. (the “Placement Agent”) pursuant to which the Placement Agent agreed to act as the exclusive placement agent, on a best efforts basis, for the issuance and sale by the Company of an aggregate of up to 4,000,000 units (the “Units”).  Each Unit consists of one share of the Company’s common stock, par value $.0.01 per share (the “Common Stock”) and a warrant to purchase an additional 0.375 shares of Common Stock.  The Agreement provides that the Placement Agent is entitled to receive 1.8% of the proceeds received by the Company from the sale of the Units completed on or prior to March 31, 2005.

Item 8.01          OTHER EVENTS

Sale of Securities

          On March 31, 2005, the Company completed an offering and sale of the maximum number of Units contemplated to be sold under the Agreement (the “Offering”), resulting in gross proceeds to the Company of $15.74 million, or $3.935 per Unit.  The initial exercise price of each warrant is $4.00 per share.  The exercise price of each warrant contains anti-dilution protection with a floor at $3.81 (as adjusted for stock splits, stock combinations and similar events).  Pursuant to the Agreement, the Placement Agent received a fee of $283,320.

          Attached hereto and incorporated by reference herein as Exhibit 99.1 is a copy of the press release concerning the Offering.

Completion of Purchase of Indebtedness to Elan

          As of March 31, 2005, the Company completed the purchase of its indebtedness owed to Elan International Services, Ltd. (“Elan”) under the outstanding zero coupon note held by Elan (the “Security”), pursuant to the terms of the Security Purchase Agreement with Elan, dated December 27, 2004 (the “Security Purchase Agreement”).  As provided for in the Security Purchase Agreement, the Company paid Elan $13 million and issued a warrant to Elan to purchase 600,000 shares of Common Stock at an initial exercise price of $3.88 per share.

          The Company entered into a joint venture with Elan to develop oral heparin in 1996.   In connection with the re-purchase of Elan’s joint venture interest in 1999, the Company issued the Security to Elan on July 2, 1999.  The Security had an issue price of $20 million and an original issue discount at maturity of $35,048,881.  The accrued value of the Security on December 27, 2004 was approximately $44 million.

          Under the Security Purchase Agreement, the Company was to purchase the Security from Elan for a total of $26 million in cash and, depending on the timing of installment payments by the Company, up to 1.2 million shares of Common Stock or 600,000 shares of Common Stock and warrants to purchase 600,000 shares of Common Stock.  On December 27, 2004 the Company paid Elan $13 million and issued to Elan 600,000 shares of Common Stock.  Under the Security Purchase Agreement, the Company had the option to (i) pay $7 million to Elan and issue 323,077 shares of Common Stock to Elan on April 29, 2005 and pay $6 million to Elan and issue 276,923 shares of Common Stock to Elan on June 30, 2005 or (ii) to pay the entire balance of $13 million on or prior to March 31, 2005 and to issue, on or prior to March 31, 2005, a warrant to Elan to purchase 600,000 shares of Common Stock (with an exercise price equal to the volume weighted average price of Common Stock for the period of twenty consecutive trading days ending on the trading day immediately preceding the date of issuance of such warrant) in lieu of issuing the aggregate 600,000 shares of Common Stock to Elan.

          Attached hereto and incorporated by reference herein as Exhibit 99.2 is a copy of the press release concerning the completion of the transaction with Elan.

Item 9.01          FINANCIAL STATEMENTS AND EXHIBITS

(c) Exhibits

Exhibit No.	Description

99.1	Press Release issued by Emisphere Technologies, Inc. on April 1, 2005.

99.2	Press Release issued by Emisphere Technologies, Inc. on April 4, 2005.

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on behalf by the undersigned hereunto duly authorized.

EMISPHERE TECHNOLOGIES, INC.

	By:	/s/ MICHAEL M. GOLDBERG

	Name:	Michael M. Goldberg
	Title:	Chief Executive Officer

Date: April 6, 2005